Filed Pursuant to Rule 433

Registration No. 333- 258239

Issuer Free Writing Prospectus dated May 5, 2022

Relating to Preliminary Prospectus Supplement dated May 5, 2022

QUALCOMM INCORPORATED

$500,000,000 4.250% NOTES DUE 2032

$1,000,000,000 4.500% NOTES DUE 2052

PRICING TERM SHEET

May 5, 2022

	2032 NOTES	2052 NOTES
Issuer:	QUALCOMM Incorporated
Security Description:	4.250% Notes due 2032	4.500% Notes due 2052
Principal Amount:	$500,000,000	$1,000,000,000
Maturity Date:	May 20, 2032	May 20, 2052
Benchmark Treasury:	1.875% due February 15, 2032	1.875% due November 15, 2051
Benchmark Treasury Price and Yield:	89-29; 3.078%	75-01+; 3.185%
Spread to Benchmark Treasury:	+120 bps	+145 bps
Yield to Maturity:	4.278%	4.635%
Coupon:	4.250%	4.500%
Interest Payment Dates:	Semi-annually on May 20 and November 20, commencing on November 20, 2022	Semi-annually on May 20 and November 20, commencing on November 20, 2022
Initial Price to Public:	99.772%	97.821%
Gross Proceeds to the Issuer:	$498,860,000	$978,210,000
Optional Redemption Provisions:

Prior to February 20, 2032 (three months prior to the maturity date), callable at the greater of (a) the make-whole price of T+20 basis points and (b) 100% of the principal amount, plus accrued and unpaid interest to the redemption date

Callable at par on or after February 20, 2032

Prior to November 20, 2051 (six months prior to the maturity date), callable at the greater of (a) the make-whole price of T+25 basis points and (b) 100% of the principal amount, plus accrued and unpaid interest to the redemption date

Callable at par on or after November 20, 2051

Day Count Convention:	30/360	30/360

CUSIP / ISIN:	747525 BQ5 / US747525BQ50	747525 BR3 / US747525BR34

Ratings*:	A2 (Stable) / A (Stable) (Moody’s / S&P)
Trade Date:	May 5, 2022
Settlement Date:	May 9, 2022 (T+2)
Legal Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:

BofA Securities, Inc.
Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Barclays Capital Inc.
BNP Paribas Securities Corp.
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC

Co-Managers:	Credit Suisse Securities (USA) LLC
Loop Capital Markets LLC
SMBC Nikko Securities America, Inc.
U.S. Bancorp Investments, Inc.
Academy Securities, Inc.
Samuel A. Ramirez & Company, Inc.
Siebert Williams Shank & Co., LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you a copy of the prospectus if you request it by calling BofA Securities, Inc. toll-free at 1-800-294-1322, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or other notice was automatically generated as a result of this communication being sent via Bloomberg or another email system.

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